BNY MELLON INVESTMENT ADVISER, INC.

240 Greenwich Street

New York, New York  10286

September 1, 2020

BNY Mellon State Municipal Bond Funds

240 Greenwich Street

New York, New York  10286

Re:       Expense Limitation – BNY Mellon State Municipal Bond Funds-BNY Mellon Connecticut Fund and BNY Mellon Pennsylvania Fund

Ladies and Gentlemen:

BNY Mellon Investment Adviser, Inc. (BNYM Investment Adviser) intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Connecticut Fund and BNY Mellon Pennsylvania Fund (the Funds), a series of BNY Mellon State Municipal Bond Funds (the Company), as follows:

Until September 1, 2021, BNYM Investment Adviser will waive receipt of a portion of its management fee, in the amount of .10% of the value of the fund's average daily net assets.  BNYM Investment Adviser may terminate the expense limitation at any time, but has committed not to do so until at least September 1, 2021.

This Agreement may only be amended by agreement of the Company, on behalf of the Funds, upon the approval of the Board of Directors of the Company and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to September 1, 2021, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company with respect to the Funds.

BNY MELLON INVESTMENT ADVISER, INC.

                                                                                    By:  /s/ James Bitetto

                                                                                          James Bitetto

                                                                                          Secretary

Accepted and Agreed To:

BNY MELLON STATE MUNICIPAL BOND FUNDS,

On Behalf of BNY Mellon Connecticut Fund and BNY Mellon Pennsylvania Fund

By:  /s/ James Windels

       James Windels

       Treasurer